Exhibit 5



                        SIDLEY AUSTIN BROWN & WOOD LLP

   CHICAGO                   ONE WORLD TRADE CENTER                    BEIJING
   ------                 NEW YORK, NEW YORK 10048-0557                ------
   DALLAS                    TELEPHONE 212 839 5300                  HONG KONG
   ------                    FACSIMILE 212 839 5599                    ------
 LOS ANGELES                     www.sidley.com                        LONDON
   ------                                                              ------
SAN FRANCISCO                     FOUNDED 1866                        SHANGHAI
   ------                                                              ------
   SEATTLE                                                           SINGAPORE
   ------                                                              ------
WASHINGTON, DC                                                          TOKYO



                                                  August 30, 2001


Reckson Associates Realty Corp.
225 Broadhollow Road
Melville, New York  11747

Ladies and Gentlemen:

         This opinion is furnished in connection with the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offering from time to time by a selling stockholder of up to 1,614,839 shares of Class A common stock, par value $0.01 per share (the "Common Shares"), of Reckson Associates Realty Corp. (the "Company") issuable pursuant to the conversion of certain preferred units of limited partnership interest (the "Preferred Units") of Reckson Operating Partnership, L.P. (the "Operating Partnership") for common units of limited partnership interest of the Operating Partnership (the "Common Units") and the subsequent exchange of such Common Units for the Common Shares.

         In connection with rendering this opinion, we have examined the Company's Amended and Restated Certificate of Incorporation, the Company's Amended and Restated Bylaws, the Operating Partnership's Amended and Restated Agreement of Limited Partnership ("Partnership Agreement"), dated as of June 2, 1995, as amended, Supplement to the Partnership Agreement Establishing Series B Preferred Units, Supplement to the Partnership Agreement Establishing Series C Preferred Units, Supplement to the Partnership Agreement Establishing Series D Preferred Units, records of the Company's corporate proceedings, the Registration Statement and such other certificates, records and documents as considered necessary for the purposes of this opinion.

         We are attorneys admitted to practice in the State of New York. We express no opinion concerning the laws of any of the jurisdictions other than the laws of the United States of America, the State of Maryland and the State of New York.

         Based upon the foregoing, we are of the opinion that, upon the conversion of the Preferred Units for Common Units and the exchange of the Common Units for the Common Shares, the Common Shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption "Legal Matters" in the prospectus.

                                           Very truly yours,

                                           /s/ Sidley Austin Brown & Wood LLP

                                      2